AGREEMENT OF PURCHASE AND SALE

IN RESPECT OF

ALL OF THE ISSUED AND OUTSTANDING SHARES

IN THE CAPITAL OF

XL DIGITAL SERVICES INC

October 11, 2007

MORRISON BROWN SOSNOVITCH LLP
1 TORONTO STREET, SUITE 910
TORONTO, ONTARIO
M5C 2V6

TABLE OF CONTENTS

ARTICLE I - INTERPRETATION 2

1.1 Definitions 2
1.2 Canadian Dollars 6
1.3 Extended Meanings 6
1.4 Entire Agreement 6
1.5 Headings 6
1.6 Knowledge 6
1.7 Schedules 6
1.8 Recitals 7

ARTICLE II - PURCHASE AND SALE OF SHARES 7

2.1 Purchase and Sale 7
2.2 Amount of Purchase Price 7
2.3 Payment of Purchase Price 8
2.4 Security for Purchase Price. 8
2.5 Preparation of Year 1 Income Statement and EBITDA Amounts 8

ARTICLE III - REPRESENTATIONS AND WARRANTIES 9

3.1 Representations and Warranties of the Vendor 9
3.2 Representations and Warranties of the Purchaser 20
3.3 Representations and Warranties of CVAS 21

ARTICLE IV - COVENANTS AND OTHER AGREEMENTS 21

4.1 Covenants on Closing 21
4.2 Post-Closing Covenants 22

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER 22

5.1 Conditions Precedent 22
5.2 Result of Failure to Satisfy Condition Precedent 24

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE vendor 25

6.1 Conditions Precedent 25
6.2 Result of Failure to Satisfy Condition Precedent 25

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES 26

7.1 Survival of the Vendor's Representations, Warranties and Covenants 26
7.2 Survival of the Purchaser's Representations, Warranties and Covenants 26

ARTICLE VIII - INDEMNIFICATION 27

8.1 Scope of Indemnification 27
8.2 No Affect of Knowledge 28
8.3 Tax Effect 28

8.4	Tax Matters	28
8.5	Set Off and Similar Rights of the Purchaser	28
8.6	Reimbursement	29
ARTICLE IX - GENERAL PROVISIONS		**29**
9.1	Public Announcement	29
9.2	Notices	29
9.3	Expenses	30
9.4	Time of the Essence	30
9.5	Governing Law	30
9.6	Severability	31
9.7	Further Assurances	31
9.8	Counterparts and Facsimile Signatures	31
9.9	Enurement	31
9.10	Time Periods	31
9.11	Language of Agreement	32

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made the 11th day of October, 2007

A M O N G:

CANCABLE XL INC. a corporation incorporated pursuant to the laws of the Province of Ontario

(hereinafter referred to as the "**Purchaser**")

OF THE FIRST PART;

- and -

CREATIVE VISTAS, INC. a corporation incorporated pursuant to the laws of Arizona

(hereinafter referred to as "**CVAS**")

OF THE SECOND PART;

- and

BARRY SIMONS

(hereinafter referred to as the "**Vendor**")

OF THE THIRD PART;

- and -

XL DIGITAL SERVICES INC., a corporation incorporated pursuant to the laws of the Province of Ontario

(the "**Corporation**")

OF THE FOURTH PART

WHEREAS:

A. The Vendor is the registered and beneficial owner of One Thousand (1,000) issued and outstanding common shares in the capital of the Corporation, being all of the issued and outstanding shares in the capital of the Corporation;

B. The Purchaser wishes to purchase, and the Vendor wishes to sell, all of the issued and outstanding shares in the capital of the Corporation on the terms and conditions in this Agreement;

C. The Purchaser is an indirect subsidiary of CVAS;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement, the parties covenant and agree with each other as follows:

ARTICLE I - INTERPRETATION

1.1 Definitions

In addition to any other defined terms contained in this Agreement, the following words and phrases have the following meanings:

(a) "**Act**" means the *Business Corporations Act* R.S.O. 1990, c. B.16. as amended from time to time;

(b) "**Accounts Receivable**" means all accounts receivables, notes receivable and other debts accruing due to the Corporation;

(c) "**Arm's Length**" shall have the same meaning as those words are defined in the *Income Tax Act* (Canada) from time to time;

(d) "**Assets**" means all property and assets of the Corporation of every nature and kind and wheresoever situate, including all machinery, equipment, furniture, accessories and supplies of all kinds, fixed assets and trucks, cars and other vehicles used in the Business as described in Schedule 1.1(d), all Accounts Receivables, all prepaid expenses, the leasehold interests of the Corporation in and to the Leased Properties and the full benefit of all contracts to which the Corporation is a party;

(e) "**Business**" means the installation and connection of various services in the residential market, including cable television services and meters to measure electricity usage, currently carried on or pursued by the Corporation;

(f) "**Business Day**" means a day which is not a Saturday, a Sunday or a statutory holiday;

(g) "**Closing Date**" means October 11, 2007, or such other date as the parties may mutually agree in writing;

(h) "**Closing Date Financial Statements**" means the unaudited financial statements for the fiscal period ended on the Closing Date;

(i) "**Corporation**" means XL Digital Services Inc.

(j) "**Direct Claim**" means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles and Indemnified Party to make a claim for indemnification under this Agreement;

(k) "**Discharge Amount**" means the amount necessary to satisfy all obligations of the Corporation, whether principal, interest, premium, penalties or otherwise, owed by the Corporation to the Specified Creditors.

(l) "**Discharge Letters**" means the letters provided by each of the Specified Creditors to the Corporation in connection with the repayment in full of the Discharge Amount;

(m) "**Financial Statements**" means the balance sheet, statements of income and retained earnings and statement of cash flows of the Corporation for the period ending August 31, 2007 prepared in accordance with GAAP, copies of which are attached as Schedule 1.1(m);

(n) "**GAAP**" means accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis

(o) "**Government Entity**" means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above; and (iv) any stock exchange;

(p) "**Indemnified Parties**" has the meaning attributed thereto in Section 8.1(a), and "**Indemnified Party**" means any one of them;

"**Intellectual Property**" means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) copyrights, copyright registrations and applications for copyright registration; (iii) designs, design registrations, design registration applications and integrated circuit topographies; (iv) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing;

(q) "**Laws**" means all requirements imposed by statutes, regulations, rules, ordinances, by-laws, decrees, codes, policies, judgments, orders, rulings, decisions, approvals, notices or permitted guidelines of any government, regulatory authority, or administrative authority, agency or board (federal, provincial, municipal or local) having jurisdiction in the relevant circumstances;

(r) "**Leased Property**" means all of the premises used in the conduct of the Business of which the Corporation is a tenant, as further described in Schedule 1.1(r);

(s) "**Lien**" means any encumbrance, lien, charge, hypothec, prior claim, mortgage, title retention agreement, security interest, adverse claim, exception, reservation, easement,

right of occupation, any matter capable of registration against title, option, right of pre-emption, proxy, voting trust or agreement, judgment, escrow, right of first refusal or first offer, transfer restriction or any agreement to create any of the foregoing;

(t) "**Material Contracts**" has the meaning ascribed thereto in Section 3.1(tt);

(u) **"Material Adverse Effect"** means any circumstances, state of facts or matters which are or are reasonably expected to be adverse to the Business or the Assets, in a manner that is material, financial or otherwise, to the Business or the Assets taken as a whole, provided, however, that any adverse circumstance, state of facts or matter directly or indirectly arising out of or resulting in the ordinary course of business, or from any actions taken by the Vendor or the Purchasers pursuant to, or as contemplated by, this Agreement shall not be deemed in themselves, either alone or in combination, to constitute a Material Adverse Effect.

(v) "**Permitted Liens"** means, in respect of the Corporation, any one or more of the following:

  (i) Liens for Taxes which are not delinquent;

  (ii) Inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;

  (iii) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Corporation, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and

  (iv) Liens listed and described in Schedule 1.1(v);

(w) "**Purchaser's Counsel**" means Morrison, Brown, Sosnovitch LLP or such other firm of lawyers as may be designated by the Purchaser;

(x) "**Purchase Price**" means the aggregate consideration, as set out in this Agreement, payable by the Purchaser to the Vendor for the Purchased Shares, and as further defined in Section 2.2 hereof;

(y) "**Purchased Shares**" has the meaning ascribed thereto in section 2.1 hereof;

(z) "**Records"** means all information in any form relating to the Business, including books of account, financial and accounting information and records, personnel records, tax records, sales and purchase records, customer and supplier lists, lists of potential

customers, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, and all other documents, files, correspondence and other information (whether in written, printed, electronic or computer printout form, or stored on computer discs or other data and software storage and media devices).

(aa) "**Specified Creditors**" means PhaseCom Systems Inc., Integral Power & Telecommunications Corporation Ltd.;

(bb) "**Taxes**" means (i) all taxes, imposts, rates, levies, assessments, feed, duties and government fees, charges or dues lawfully levied, assessed or imposed against the Corporation or in respect of the Business by any Government Entity including, without limitation, all income, capital gains, sales, excise, use, property, payroll, capital, goods and services, business, transfer, withholding and value added taxes and all customs and import duties, and (ii) all interest, fines and penalties or other additional amounts imposed by any Government Entity on or in respect of amounts of the type described in (i);

(cc) "**Tax Returns**" means all reports, returns and other documents filed or required to be filed by the Corporation in respect of Taxes or in respect of, or pursuant to, any federal, provincial, municipal or other taxing statute applicable to the Corporation;

(dd) "**Third Party Claim**" means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Entity, against an Indemnified Party;

(ee) "**Time of Closing**" or "**Closing Time**" means 2:00 p.m. (Toronto Time) on the Closing Date or such other time on the Closing Date at which the transaction is closed and completed;

(ff) "**Vendor's Counsel**" means Rotfleisch & Samulovitch Professional Corporation or such other lawyer or firm of lawyers as may be designated by the Vendor;

(gg) "**Year 1 EBITDA**" means earnings before interest, taxes, depreciation and amortization derived from the carrying on of the Business by the Corporation for the twelve month period commencing on the Closing Date calculated in accordance with the Purchaser's standard practice, provided that in determining such earnings, corporate charges for items such as accounting, human resources, IT, strategic planning, general corporate administration and other corporate overhead costs will not exceed an annual amount of $500,000. In determining earnings for such period, no deduction will be made for payments made on capital leases.

1.2 Canadian Dollars

All dollar amounts referred to in this Agreement are in Canadian funds unless otherwise provided.

1.3 Extended Meanings

In this Agreement, where the context requires, the singular number includes the plural and *vice versa*, the masculine gender includes the feminine and neuter genders and *vice versa* and the word "person" is not limited to an individual but includes any entity recognized by law.

1.4 Entire Agreement

This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, letters, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the party or parties to be bound thereby.

1.5 Headings

All headings are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents of any Article or section in this Agreement.

1.6 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Vendor, it shall be deemed to refer to the knowledge of each of the Vendor and the Corporation. The Vendor confirms that he has made due and diligent inquiry of such Persons (including appropriate officers of the Vendor and the Corporation) as it considers necessary as to the matters that are the subject of the representations and warranties

1.7 Schedules

The following are the Schedules to this Agreement and are incorporated in and form an integral part of this Agreement:

Schedule 1.1(m)	-	Financial Statements
Schedule 1.1(r)	-	Leased Property
Schedule 1.1(v)	-	Permitted Liens
Schedule 2.3(a)	-	Promissory Note

Schedule 2.3(b)	-	Form of Cashless Penny Warrants
Schedule 3.1(c)	-	Required Consents
Schedule 3.1(o)	-	Bank Accounts
Schedule 3.1(y)	-	Insurance
Schedule 3.1(aa)	-	Equipment Leases
Schedule 3.1(bb)	-	Vehicle Leases
Schedule 3.1(q)	-	Undisclosed Liabilities
Schedule 3.1(tt)	-	Material Contracts
Schedule 3.1(ff)(xii)	-	Cheque Requisitions
Schedule 3.1(hh)	-	Employee and Independent Contractor Information
Schedule 3.1(ii)	-	Employee Benefit Plans
Schedule 3.1(nn)	-	Litigation
Schedule 3.1(xx)	-	Intellectual Property
Schedule 5.1(b)(iv)(A)	-	Employment Agreement – Barry Simons
Schedule 5.1(b)(iv)(B)	-	Employment Agreement – Bob Newell
Schedule 5.1(b)(v)	-	Non-Competition and Non-Solicitation Agreement
Schedule 5.1(b)(vii)	-	Release from Vendor
Schedule 5.1(b)(x)	-	Opinion of Vendor's Counsel

1.8 Recitals

Each of the parties acknowledges that the recitals of this Agreement, so far as they relate to such party, are true and correct in substance and in fact.

ARTICLE II - PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase or cause one of its affiliates from the Vendor on the Closing Date, all of the issued and outstanding shares of the Corporation (collectively, the **"Purchased Shares"**).

2.2 Amount of Purchase Price

The purchase price for the Purchased Shares shall be 2.5 times the Year 1 EBITDA (the "**Purchase Price**"). Year 1 EBITDA shall be determined in accordance with Section 2.5 hereof.

2.3 Payment of Purchase Price

The Purchase Price shall be payable by the Purchaser as follows:

(a) issuance on the Closing Date of a promissory note, in the form attached hereto as Schedule 2.3(a), in the amount of Three Hundred Thousand Dollars ($300,000) payable to the Vendor on January 2, 2008;

(b) issuance on January 2, 2008 to the Vendor of cashless penny warrants (substantially in the form attached hereto as Schedule 2.3(b)) with a nominal exercise price to acquire stock in the capital of CVAS to which Rule 144 of the United States Securities and Exchange Commission applies (the "**Penny Warrants**") worth $100,000. The number of Penny Warrants to be issued shall be based on the average weighted closing price of CVAS common shares for the thirty (30) day period immediately prior to the Closing Date;

(c) the balance on January 5, 2009 by:

  (i) certified funds or wire transfer of immediately available funds in an amount that is not less than $200,000; and

  (ii) the remainder by:

    (A) certified funds or wire transfer of immediately available funds;

    (B) issuance to the Vendor of the Penny Warrants with a nominal exercise price to acquire stock in the capital of CVAS to which Rule 144 of the United States Securities and Exchange Commission applies. The number of Penny Warrants to be issued shall be based on the average weighted closing price of CVAS common shares for the thirty (30) day period immediately prior to the first anniversary of the Closing Date; or

    (C) any combination of (A) and (B), as determined by the Purchaser and/or CVAS.

2.4 Security for Purchase Price.

To secure payment and performance of the Purchase Price to the Vendor, the Purchaser agrees to enter into a share pledge agreement pledging the Purchased Shares to the Vendor.

2.5 Preparation of Year 1 Income Statement and EBITDA Amounts

(a) Not later than November 30, 2008, the Purchaser will prepare and deliver to the Vendor (i) an income statement of the Corporation for the twelve month period commencing on the first day after the Closing Date (the "**Year 1 Income Statement**") which shall be

prepared in accordance with GAAP, including all year-end accruals; and (ii) a statement setting forth the computation of the Year 1 EBITDA (the "**Statement of Computations**");

(b) The Vendor will have a period of 30 days to review the Year 1 Income Statement and Statement of Computations following receipt thereof and must notify the Purchaser in writing if it has any objections to the Year 1 Income Statement or Statement of Computations within such 30 days period and any notice of objection by the Vendor must contain a statement of the basis of each of the Vendor's objections and each amount in dispute. Failing resolution of any objection to the Year 1 Income Statement and Statement of Computations raised by the Vendor, the dispute will be submitted for determination to an independent firm of chartered accountants mutually agreed to by the Vendor and the Purchaser. The costs and expenses of such firm of chartered accountants shall be borne equally by the Vendor and the Purchaser. The independent firm of chartered accountants will be instructed by the Vendor and Purchaser to deliver a written decision with respect to matters referred to it for determination within 30 calendar days after the submission of such matters. The determination of such firm of chartered accountants will be final and binding upon the parties and will not be subject to appeal, absent manifest error.

(c) If the Vendor does not deliver a notice of objection within such 30 day period, Vendor will be deemed to have accepted the Year 1 Income Statement and Statement of Computations and irrevocably waived any right thereto.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor

The Vendor represents and warrant to the Purchaser as follows and acknowledge that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares. All of such representations and warranties shall be interpreted, with respect to any time after the amalgamation of the Amalgamating Companies and at the Time of Closing, as a reference to the Corporation and its predecessors.

Corporate Matters

(a) Corporate Existence. The Corporation (i) is duly incorporated, organized and validly existing under the laws of the Province of Ontario (ii) carries on business or owns or leases property only in the Province of Ontario; and (iii) possesses the corporate power and authority and holds all governmental and other permits, licences and other authorizations required to own or lease its properties, and to carry on its business as it was carried at all times since of its incorporation or amalgamation, as the case may be.

(b) Authority. This Agreement, when executed and delivered by the parties, will constitute a valid and binding agreement of the Vendor in accordance with its terms. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with or fulfilment of the terms and provisions of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Corporation's constating documents or by-laws, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which it is a party or by which it is bound or any regulatory provisions affecting it.

(c) Required Consents. There is no requirement to obtain any consent, approval or waiver of a party under any lease or any contract to which the Corporation is a party to any of the transactions contemplated by this Agreement, except as described in Schedule 3.1(c);

(d) Authorized and Issued Capital. The authorized capital of the Corporation will, at the Time of Closing, consist of an unlimited number common shares of which One Thousand (1,000) are issued and outstanding as fully paid and non-assessable to the Vendor.

(e) Title to Purchased Shares. The Purchased Shares are owned by the Vendor as the registered and beneficial owner with good and marketable title, free and clear of Liens. Upon completion of the transaction contemplated in this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear from all Liens;

(f) Vendor Resident of Canada. The Vendor is not a non-resident of Canada under the *Income Tax Act* (Canada).

(g) Options and Calls. There are no outstanding agreements, calls, commitments, options, subscriptions, warrants or other rights or privileges to acquire the Purchased Shares or to require the Corporation to issue additional shares, whether upon the conversion of other securities or otherwise;

(h) Corporate Records. The corporate records of the Corporation are complete and accurate and all corporate proceedings and actions reflected in the corporate records have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation. Without limiting the generality of the foregoing (i) the minute books contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation and all such meetings were properly called and held, (ii) the minute books contain all resolutions passed by the directors and shareholders (and committees, if any) and all such resolutions were properly passed, (iii) the share certificate books, register of shareholders and register of transfers are complete and accurate, all transfers have been properly completed and approved and any tax payable in connection with the transfer of any securities has been paid, and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers were properly elected or appointed, as the case may be. The Corporation has never been subject to, or affected by, any unanimous shareholders agreement.

(i) No Subsidiaries. The Corporation does not have any subsidiaries nor any agreement of any nature to acquire any subsidiary.

Financial Matters

(j) Financial Assistance. The Corporation has not, directly or indirectly, made any loans, provided financial assistance in any form, or given any guarantees, to or in respect of the obligations of any person, other than loans, financial assistance or guarantees which have, at the Time of Closing, not been fully released.

(k) Financial Statements. The Financial Statements:

(i) are in accordance with the books and accounts of the Corporation as at the respective dates thereof;

(ii) present fairly the results of operations of the Corporation as at the respective dates thereof; and

(iii) have been prepared in accordance with GAAP; and

(iv) present fairly all of the revenues and expenses, assets and liabilities, of the Corporation as at the respective dates thereof.

(l) Financial Forecasts. To the best of the Vendor's knowledge, the Pro-Forma Income Statement for 2008 and all other financial forecasts for the Corporation provided to the Purchaser and attached as Schedule 3.1(l) hereto are a genuine estimation of the potential earnings of the Corporation as reflected therein.

(m) Disclosure to Accountants. The Corporation has made known, or caused to be made known, to the accountants or auditors who have prepared the Financial Statements all material facts and circumstances which could affect the preparation of the Financial Statements.

(n) Records. All Records have been fully, properly and accurately kept and completed in all material respects. The Records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available to the Corporation in the ordinary course.

(o) Bank Accounts. Schedule 3.1(o) is a correct and complete list showing the name of each bank in which the Corporation has an account or safe deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box,

(p) Accounts Receivable. Other than as reserved against in the Financial Statements, all Accounts Receivable have arisen from valid Arm's Length transactions in the ordinary course of business. The Accounts Receivable are subject to no valid set-offs or

counterclaims and should, subject to the debtor's willingness and/or ability to pay, be collectable at their full amounts on a timely basis, and neither the Corporation nor the Vendor has received a notice of the unwillingness or inability of any debtor to pay any of the accounts receivable.

(q) No Liabilities The Corporation has no liabilities or obligations of any nature whatsoever, whether known, unknown, due, to become due, direct, indirect, absolute, contingent or otherwise and whether or not required to be accrued on the financial statements of the Corporation, except for (i) liabilities and obligations reflected or reserved against in the Financial Statements, or (ii) liabilities and obligation disclosed in the Schedule 3.1(q).

(r) Inventories. All inventories owned or held in the operation of the Business are reasonably fit for use for their usual purpose, are not defective or damaged, and is sufficient for the normal operating requirements of the Business for a period of two (2) weeks following the Time of Closing.

(s) Tax Matters. Subject to any requirement to file arising from, or in connection with, the transactions contemplated in this Agreement, the Corporation has:

(i) prepared and filed with the appropriate governmental authorities by the required filing date all Tax Returns required to be filed by them under all applicable laws or regulations, which Tax Returns, were prepared in conformity with such applicable laws and regulations and properly reflect, and do not understate, the taxable income and the liability for Taxes of the Corporation in the relevant taxation year;

(ii) paid all Taxes as they have become due and payable;

(iii) registered, and continues to be registered under, the *Excise Sales Tax* Act (Canada) and has charged, collected and remitted, in the time and manner required under the *Excise Sales Tax* Act, all Taxes required to be charged, collected and remitted; and

(iv) made sufficient provision in the Financial Statements for all accrued but unpaid Taxes, if any, whether or not disputed, for all relevant periods.

(t) Tax Assessments. There are no actions, suits, tax audits or other proceedings or investigations or claims in progress, pending or threatened in writing against the Corporation in respect of any Taxes and, in particular, there are no currently outstanding reassessments or written inquiries which have been issued or raised by any governmental authority relating to Taxes.

(u) Tax Withholding. All Taxes which are required to be withheld or collected by the Corporation from payments made to its present and former employees, officers and directors, and to all persons who are not residents of Canada for purposes of the *Income Tax Act* have been duly withheld or collected and, to the extent required, have been duly

remitted to the proper taxing authorities. The Corporation has properly withheld all Canada Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted, or will remit such amounts to the proper taxing authorities within the time required by the applicable legislation if such time is prior to the Closing Date.

(v) Liabilities. At the Time of Closing, the Corporation shall not have any liabilities other than trade payables to suppliers of goods and services to the Business in the ordinary course which trade payables shall not be past due, Taxes the payment of which is not due prior to the Closing Date, and accrued wages and vacation entitlement.

Matters Relating to Assets

(w) Sufficiency of Assets. The Business is the only business operation carried on by the Corporation and the Assets constitute all of the assets which are now being used, and which are necessary, to conduct the Business after the Time of Closing substantially in the same manner as it was conducted prior to the Time of Closing.

(x) Title to Assets. The Corporation will at the Time of Closing be, the legal and beneficial owner of all of the Assets with good and marketable legal and beneficial title thereto, free and clear of all Liens save and except for Permitted Liens. Except in the ordinary course of business, there is no agreement, option or other right to sell, assign or otherwise dispose of any Assets.

(y) Insurance. The Assets are insured against loss or damage by all insurable hazards. All policies of fire and other insurance against casualty and other losses and public liability insurance carried by the (including, without limitation, products liability insurance) are described in Schedule 3.1(y) (including the risks covered and limits of such policies) and are in full force and effect. Full and complete copies of such insurance polices has been provided to the Purchaser. All premiums in respect of such policies for which premium notices have been received have been paid in full as the same become due and payable. The Corporation has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. There are no actual claims or claims threatened in writing against the Corporation which would come within the scope of such coverage nor are any such policies currently threatened with cancellation. Schedule 3.1(y) contains a complete list of all claims that have been initiated against the Corporation. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the Assets or the Business or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on, or with respect to, any of the Assets or requiring or recommending any equipment or facilities to be installed on any premises from which the Business is conducted or in connection with any of the Assets. No such policy is terminable by virtue of the transactions contemplated by this Agreement.

(z) Equipment. Save and except for equipment which is subject to equipment leases described in Schedule 3.1(aa), all equipment used in the Business is owned by the Corporation free and clear of all Liens, and as of the Time of Closing, will be in good operating condition, reasonable wear and tear excepted.

(aa) Equipment Leases. A complete list of all equipment leases to which the Corporation is a party is set out in Schedule 3.1(aa) which includes a schedule of rental payments under such leases on an annual basis for the duration of the term thereof. A full and complete copy of each equipment lease has been produced to the Purchaser. Each of such equipment leases:

(i) is in full force and effect and in good standing and constitutes a legal, valid and binding obligation of the Corporation; and

(ii) will continue in effect notwithstanding the closing of the transactions contemplated by this Agreement without the consent, approval or act of any party under such equipment lease, except as may be provided for in the copy of such equipment leases provided to the Purchaser. The Vendor will obtain any required consents identified by the Purchaser in the copies of the equipment leases provided to Purchaser within 10 days prior to the Closing Date, and the Vendor shall be responsible if consent, approval or other act of any party is required under any equipment leases which have not been so provided to Purchaser.

(bb) Vehicle Leases. A complete list of all vehicle leases, along with the VIN number of each vehicle that is subject to such lease, to which the Corporation is a party is set out in Schedule 3.1(bb);

(cc) Forward Commitments. All forward commitments which have been entered into on behalf of, or in relation to, the Business and which remain unfulfilled have been entered into in the ordinary and usual course of the daily conduct of the Business.

(dd) Real Estate. The Corporation does not own any real property.

(ee) Leases. The Corporation is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the leases for the Leased Property, copies of which have been provided to the Purchaser. Each such lease is in good standing, creates a good and valid leasehold estate in the Leased Properties thereby demised and is in full force and effect without amendment, except as disclosed in Schedule 1.1(r). With respect to each lease for the Leased Properties (i) all rents and additional rents have been paid, (ii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor, (iii) there exists no event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Lease, and (iv) to the knowledge of the Vendor, all of the covenants to be performed by any other party under the Lease have been fully

performed. Each of the Leased Properties is adequate and suitable for the purposes for which it is presently being used and the Corporation has adequate rights of ingress and egress into each of the Leased Properties for the operation of the Business in the ordinary course.

(ff) Absence of Certain Changes or Events. Since August 31, 2007, the Corporation has not:

(i) incurred any fixed or contingent obligation, liability or commitment except trade or business obligations incurred in the ordinary course of business, none of which is materially adverse or was entered into for inadequate consideration;

(ii) discharged or satisfied any Lien or paid or satisfied any fixed or contingent obligation or liability, except for current obligations or liabilities incurred in the ordinary course of business;

(iii) mortgaged, pledged or subjected any of the Assets to any Lien, other than liens, if any, for current taxes not yet due and payable;

(iv) entered into any lease or rental agreement or transferred, leased, licensed or disposed of any of the Assets other than new leases or renewals of any of the leases and/or agreements to lease;

(v) waived, released, cancelled or compromised any debt, claim or right, other than in the ordinary course of business;

(vi) transferred or granted any right under any lease, license or other agreement or with respect to any intangible asset other than in the ordinary course of business;

(vii) suffered any material casualty loss (whether or not covered by insurance) or any material operating or other loss;

(viii) suffered any adverse change in, or been involved in any event or events which have had or will have a Material Adverse Effect on the Assets, liabilities, condition (financial or otherwise), prospects or the conduct of the Business;

(ix) made or entered into any contract or commitment to make any capital expenditures with an aggregate cost in excess of Five Thousand Dollars ($5,000);

(x) sold or otherwise disposed of any fixed or capital assets except in the ordinary course of business, and not exceeding Five Thousand Dollars ($5,000) in the aggregate;

(xi) amended or terminated any contract or agreement which is material to the Business;

(xii) issued any cheques, whether on behalf of the Business or otherwise, except as set out in Schedule 3.1(ff);

(xiii) entered into any agreement or commitment to do or cause any of the matters described above to occur; and

(xiv) made or committed to make, whether by oral or written arrangement, any payment for any reason whatsoever to any person except in the ordinary course of business.

Employment Matters

(gg) No Union or Collective Bargaining Agreements. The Corporation is not a party to or bound by any collective bargaining agreement and has not conducted negotiations with respect to any such future agreement. No employees of the Corporation are represented by any trade union or association which might qualify as a trade union and there are no applications in progress or threatened which could result in the certification of a bargaining agent for any such employees. There has been no strike, grievance, dispute, representation, arbitration, proceedings or other labour trouble against the Corporation and there is no such action or proceeding in progress or threatened in writing, and the Corporation does not know of any basis for any such action or proceeding. The Corporation has not received notice of, or has any knowledge of, non-compliance with any laws concerning occupational safety, employment practices, terms and conditions of employment, wages and hours, and unfair labour practices, the enforcement of which would have a Material Adverse Effect on the conduct of the Business.

(hh) Employees. The Corporation is in compliance with all terms and conditions of its employment agreements with its employee and with and all Laws respecting employment, including equity, wages and hours of work and occupational health and safety. Schedule 3.1(hh) sets out a true and complete listing of:

(i) the names, job function, pay rate, period of employment and location of employment of each person presently employed by the Corporation;

(ii) the names of any employee currently on leave and in receipt of disability benefits, applicable workplace safety and insurance legislation benefits and those employees currently on pregnancy or parental leave or other leave approved by the Corporation;

(iii) the names, job function, pay rate, period of relationship with the Corporation and location at which services are provided to the Corporation by individuals performing services as contractors;

(iv) the names, job function, pay rate, period of employment and reason for termination of any person previously employed by the Corporation but whose employment with the Corporation was terminated, for any reason whatsoever,

at any time after April 15, 2007, along with a complete summary of all payments made to such former employee in satisfaction of the Corporation's obligations for termination and severance pay pursuant to common law and applicable Laws, including the *Employment Standards Act* (Ontario).

(ii) Employee Benefit Matters. Schedule 3.1(ii) sets out a complete list of all employee benefit plans, including, without limitation, life insurance, hospitalization, medical and dental plans, executive compensation, bonus, deferred compensation, pension, retirement, profit sharing, stock purchase and option plans, and all other plans, arrangements or practices providing benefits for employees, officers, or directors of the Corporation (collectively the "**Employee Benefit Plans**"). The Corporation does not have any unfunded liability in respect of any of the Employee Benefit Plans other than as disclosed in Schedule 3.1(ii). Each of the Employee Benefit Plans has been operated in accordance with its provisions and is in compliance in all respects with all laws, rules and regulations governing each such plan. None of the Employee Benefit Plans or the related trusts thereunder is subject to any pending investigation, examination or other proceeding initiated by any court, arbitrator, governmental agency or regulating body.

(jj) Employment Related Laws

(i) There are no outstanding assessments, penalties, fines liens, charges, surcharges or other amounts due or owing pursuant to any workplace safety and insurance legislation, and to the knowledge of the Vendor, no audit of the Corporation is currently being performed pursuant to any applicable workplace safety and insurance legislation.

(ii) The Vendor has provided to the Purchaser all orders and inspection reports under applicable Occupational Health and Safety legislation (**"OHSA"**) and there are no charges pending under such legislation. The Corporation has complied in all material respects with any orders issued under applicable OHSA and there are no appeals of any orders under OHSA currently outstanding.

Particular Matters Relating to the Business or Corporation

(kk) No Defaults under Agreements. There does not exist any material default or event of default or the occurrence of any event which with notice or lapse of time, or both, would constitute a material default, and which is continuing, under the terms or provisions, express or implied, of any agreement to which any of the Assets, the Purchased Shares, or the conduct of the Business are subject.

(ll) No Violation of Law. The Business has been conducted, at all times, in compliance with all Laws, regulations, by-laws and ordinances of each jurisdiction in which the Business is carried on.

(mm) Environmental Matters. With respect to environmental matters:

(i) The Corporation has never received any notice of, or been prosecuted for, non-compliance with any environmental, health or safety Laws, has not settled any allegation of non-compliance prior to prosecution, there are no notices, orders or directions relating to environmental matters or health and safety matters from any governmental authority or any third party requiring, or notifying the Corporation or anyone on its behalf that it is or may be responsible for any containment, clean-up, remediation or corrective action, or any work, repairs, construction or capital expenditures to be made, whether under environmental laws or otherwise with respect to the Business or any of the Leased Property; and

(ii) except in compliance with applicable environmental laws, the Corporation has not caused or permitted, nor has there been any, release, emission, spill or discharge of any hazardous substance on any of their properties or elsewhere and all hazardous substances resulting from the Business have been disposed of, treated and stored by the Corporation in compliance with environmental Laws

(nn) Litigation. No claim, action, suit, proceeding, litigation, arbitration or investigation has been commenced or threatened in writing against the Corporation, the Assets, the Purchased Shares or the Business except as set out in Schedule 3.1(mm), and no basis therefor exists to the Vendor's knowledge. The Corporation is not in material default under any order, licence, regulation or contract, or in any default of any demand of any federal, provincial, municipal or other governmental agency, regulatory body or other third party or with respect to any order, writ, injunction or decree of any court.

(oo) Phasecom Systems Inc. and Integral Power & Telecommunications Corporation Ltd. Except for an overdue payment in the amount of $292,000 owing by the Corporation to Phasecom Systems Inc. and Integral Power & Telecommunications pursuant to the terms of an asset purchase agreement dated April 10, 2007, the Corporation has fulfilled all of its obligations to Phasecom Systems Inc. and Integral Power & Telecommunications Corporation Ltd.;

(pp) Bibby Financial Services (Canada) Inc. The Corporation has performed all of its obligations under the Master Purchase and Sale Agreement dated June 22, 2007 between itself and Bibby Financial Services (Canada) Inc. on a timely basis and is not in default thereunder.

(qq) Insolvency. The Corporation is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement of their creditors generally, had any petition or receiving order in bankruptcy filed against it, taken any proceedings with respect to a compromise or arrangement or to have a receiver appointed over any part of its assets, had an encumbrancer take possession of any of their property, or had an execution or distress become enforceable or levied upon any of their property, and are able to pay their debts as they become due.

(rr) Full Disclosure. The Vendor has delivered to the Purchaser true and current copies or, if not available, photocopies of all agreements, documents and other instruments referred to in this Agreement. The information furnished to the Purchaser by the Vendor in connection with this Agreement and the transactions contemplated by this Agreement does not contain any untrue statement of a material fact and does not omit to state any material fact necessary to make the statements made, in the context in which made, not false or misleading.

(ss) Privacy Matters. The Business has, at all times, been conducted in compliance with all Law applicable to privacy and the protection of personal information.

(tt) Material Contracts. Except for the contracts described in Schedule 3.1(tt) (collectively, the **"Material Contracts"**), the leases for the Leased Property, agreements with the Corporation's employees, the Employee Benefit Plans listed in Schedule 3.1(ii) and the insurance policies listed in Schedule 3.1(y), copies of which have been provided to the Purchaser, the Corporation is not a party to or bound by:

(i) any distributor, sales, advertising, agency or manufacturer's representative contract;

(ii) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contract more than $5,000 over the life of the contract;

(iii) any contract that expires or may be renewed at the option of any Person other than the Corporation so as to expire more than one (1) year after the date of this Agreement;

(iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any contract for capital expenditures in excess of $10,000 in the aggregate;

(vi) any confidentiality, secrecy or non-disclosure contract or any contract limiting the freedom of the Corporation to engage in any line of business, compete with any other Person, solicit any Persons for any purpose, operate its assets at maximum production capacity or otherwise conduct its business;

(vii) any contract pursuant to which the Corporation is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(viii) any contract with any Person with whom the Corporation or the Vendor does not deal at arm's length within the meaning of the *Income Tax Act*;

(ix) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x) any contract in respect of the Intellectual Property owned by, licensed to or used by the Corporation;

(xi) any contract that is made out of the ordinary course of business; or

(xii) any contract that is material to the Business.

(ww) No Breach of Material Contracts. The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under the Material Contracts. The Corporation is not alleged to be in default of any Material Contract. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Purchaser.

(xx) Intellectual Property. Attached as Schedule 3.1(xx) is a list of all Intellectual Property owned by or licensed to the Corporation or used by the Corporation in carrying on the Business. Except as set forth in Schedule 3.1(xx), the Corporation owns all right, title and interest in and to the Intellectual Property owned by the Corporation, free and clear of all Liens and the Corporation has the right to use all the Intellectual Property used by it in carrying on the Business. To the knowledge of the Vendor, it has taken all reasonable steps to protect its rights in and to its owned Intellectual Property, in each case in accordance with industry practice. Except as set forth in Schedule 3.1(xx), the Corporation has not granted to any Person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Intellectual Property owned by, licensed to or used by the Corporation. Except as set forth in Schedule 3.1(xx), the Corporation is not obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Intellectual Property.

3.2 Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale of the Purchased Shares:

(a) Corporate Existence. The Purchaser is duly organized and validly existing under the laws of the Province of Ontario.

(b) Authority. This Agreement, when executed and delivered by the parties, will constitute a valid and binding agreement of the Purchaser in accordance with its terms. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with or fulfilment of the terms and provisions of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the Purchaser's constating documents or by-laws, any instrument, agreement, mortgage, judgment, order, award, decree or other restriction to which it is a party or by which it is bound or any regulatory provisions affecting it. The Purchaser has full power and authority to purchase the Purchased Shares from the Vendor pursuant to this Agreement and to do and perform all acts and things required to be done by it under this Agreement.

(c) Investment Canada. The Purchaser is not a non-Canadian within the meaning of the *Investment Canada Act* (Canada).

(d) Insolvency. The Purchaser is not insolvent, has not committed an act of bankruptcy, proposed a compromise or arrangement of its creditors generally, had any petition or receiving order in bankruptcy filed against it, taken any proceedings with respect to a compromise or arrangement or to have a receiver appointed over any part of its assets, had an encumbrancer take possession of any of its property, or had an execution or distress become enforceable or levied upon any of its property.

3.3 Representations and Warranties of CVAS

CVAS represents and warrants to the Vendor that CVAS has the corporate power and authority to issue the Penny Warrants to the Vendor as part payment of the Purchase Price as set out in Section 2.3 hereof and such Penny Warrants may be exercised, in accordance with the terms and conditions contained therein, into stock of CVAS to which Rule 144 of the United States Securities and Exchange Commission applies. CVAS acknowledges that the Vendor is relying upon such representations and warranties in connection with the sale of the Purchased Shares.

ARTICLE IV- COVENANTS AND OTHER AGREEMENTS

4.1 Covenants on Closing

(a) To the extent that such are within such Vendor's power and control, the Vendor covenants that at the Time of Closing it will satisfy, or cause to be satisfied, all conditions precedent to the obligations of the Purchaser set out in this Agreement.

(b) To the extent that such are within the Purchaser's power and control, the Purchaser covenants that at the Time of Closing it will satisfy, or cause to be satisfied, all conditions precedent to the obligations of the Vendor set out in this Agreement.

4.2 Post-Closing Covenants

(a) The Vendor agrees that, subsequent to the Time of Closing, it will:

(i) at the request and expense of the Purchaser, execute and deliver such additional conveyances, transfers and other assurances as, in the opinion of the Purchaser's Counsel, are reasonably required to carry out the intent of this Agreement and to transfer the Purchased Shares to the Purchaser;

(ii) take all steps reasonably required by the Purchaser to assist the Purchaser in retaining the goodwill of the Corporation and the Business; and

(iii) perform all of its obligations to be performed under this Agreement after the Time of Closing.

(b) Each of the Vendor and the Purchaser agree to co-operate with each other to complete within thirty (30) days of the Closing Date:

(i) the Closing Date Financial Statements; and

(ii) all required Tax Returns to be filed for the Corporation as a result of the change in control.

ARTICLE V- CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

5.1 Conditions Precedent

The obligations of the Purchaser under this Agreement are subject to the fulfilment, at or before the Time of Closing, of the following conditions. All of the following conditions have been included for the sole benefit of the Purchaser and each is a condition of the closing of the transactions provided for in this Agreement. Any of the following conditions may be waived by the Purchaser, in whole or in part, at or at any time prior to the Time of Closing, provided that no such waiver shall constitute a waiver by the Purchaser of any of its other rights or remedies in connection with any other condition or conditions, and any waiver will only be binding upon the Purchaser if made by the Purchaser in writing:

(a) No Misrepresentations or Breach of Covenants and Warranties. All of the representations and warranties of the Vendor contained in this Agreement are true and correct in all respects at the Time of Closing.

(b) Deliveries. The Vendor shall have delivered or cause to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser:

(i) certified copies of (A) the charter documents and by laws of the Corporation, (ii) all resolutions of the shareholders and the board of directors of the Corporation approving the entering into and completion of the transaction contemplated by this Agreement and (iii) a list of the directors and officers authorized to sign agreements together with their specimen signatures;

(ii) Share certificates representing the Purchased Shares registered in the name of the Vendor duly endorsed for transfer to the Purchaser;

(iii) Certificate of Status of the Corporation of each jurisdiction in which the Corporation carries on its business;

(iv) Employment agreements duly executed by the Vendor and Bob Newell substantially in the forms attached hereto as Schedules 5.1(b)(i)(A) and 5.1(b)(i)(B);

(v) Non-Competition and non-solicitation agreement duly executed by the Vendor in favour of the Purchaser in the form attached hereto as Schedule 5.1(b)(v);

(vi) Duly executed resignations effective as of the Time of Closing of each director and officer of the Corporation;

(vii) Release in favour of the Corporation from the Vendor substantially in the form of the release attached hereto as Schedule 5.1(b)(vi);

(viii) Discharge of all security against the Corporation registered in favour of the Specified Creditors;

(ix) All Records;

(x) an opinion of counsel to the Vendor and the Corporation substantially in the form set forth in Schedule 5.1(b)(x);

(xi) All consents, approvals and waivers that are required under any Material Contracts, including without limitation, the consent of Rogers, leases for the Leased Premises, the vehicle leases described in Schedule 3.1(bb) or other contracts in connection with the transfer of the Purchased Shares to the Purchaser have been obtained; and

(xii) Most recent evaluation report from the Workplace Safety and Insurance Board in connection with the Corporation; and

(xiii) all documentation and other evidence reasonably requested by the Purchaser in order to establish the due authorization and consummation of the transaction contemplated by this Agreement.

(c) Bibby Financial Services (Canada) Inc. All necessary steps, to the Purchaser's reasonable satisfaction, have been taken to obtain the consent of Bibby Financial Services (Canada) Inc. to the change in control of the Corporation;

(d) Management. The Purchaser has received satisfactory evidence that a sufficient number of skilled and knowledgeable employees who can effectively manage the Business of the Corporation have agreed to be employed by the Corporation after the completion of the transactions described herein;

(e) Compliance. The Vendor will have performed or complied with all of the terms, covenants, and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing.

(f) Due Diligence. The Purchaser shall have completed its investigation into the Corporation, the Business, the Records the Vendor's title to the Purchased Shares, the Assets and all other matters it deems relevant and such investigation shall not have disclosed any matter which the Purchaser, acting reasonably, considers to be materially adverse to the Corporation, the Business or the Assets or materially adverse to its decision to acquire the Purchased Shares.

(g) Financial Condition of Corporation. On the Closing Date, the profitability of the Business and the financial condition of the Corporation shall not be materially adversely different from that disclosed in the Financial Statement as of the end of August, 2007.

(h) Action or Proceeding. No legal action or proceeding will be pending or threatened by any person or any government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the transactions contemplated hereby; and

(i) Restraint of Transactions. No order of any court of competent jurisdiction is effective restraining the transactions contemplated by this Agreement.

5.2 Result of Failure to Satisfy Condition Precedent

If any of the foregoing conditions precedent to the obligations of the Purchaser have not been satisfied at the Time of Closing, and have not been waived by the Purchaser at, or at any time prior to, the Time of Closing, the Purchaser may:

(a) refuse to complete the transactions contemplated in this Agreement by giving written notice to the Vendor or the Vendor's Counsel and, in such event, all parties shall be released from their obligations under this Agreement; or

(b) complete the transactions provided for in this Agreement, it being expressly understood and agreed that the completion of such transactions shall not constitute a waiver of any rights or remedies the buyer may have in connection with any misrepresentation or breach of warranty or covenant herein.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE VENDOR

6.1 Conditions Precedent

The obligations of the Vendor under this Agreement is subject to the fulfilment, at or before the Time of Closing, of the following conditions. All of the following conditions have been included for the sole benefit of the Vendor and each is a condition of the closing of the transactions provided for in this Agreement. Any of the following conditions may be waived by the Vendor, in whole or in part, at or at any time prior to the Time of Closing, by a waiver in writing signed by Vendor provided that no such waiver shall constitute a waiver by the Vendor of any of his rights or remedies in connection with any other condition or conditions.

(a) No Misrepresentations or Breach of Covenants and Warranties. All of the representations and warranties of the Purchaser contained in this Agreement are true and correct in all respects at the Time of Closing with the same effect as though such representations and warranties had been made at and as of such time and there has been compliance by the Purchaser with, and no breach by the Purchaser of, any of its covenants in this Agreement.

(b) Restraint of Transactions. No order of any court of competent jurisdiction is effective restraining the transactions contemplated by this Agreement.

(c) Agreements and Consents. All consents of any persons, which are necessary to be obtained by the Purchaser for the consummation of the transactions contemplated by this Agreement have been provided to the Purchaser, and all consents of any persons, which are necessary to be obtained by the Vendor or the Corporation for the consummation of the transaction contemplated by this Agreement and for the continuance of all contracts, agreements, licenses, permits and authorizations material to the Business and operations of the Corporation have been obtained by the Vendor.

(d) Untertaking. The Purchaser shall provide an undertaking on closing to provide, or cause CVAS to provide, a legal opinion from a solicitor in connection with the issuance of cashless penny warrants and their conversion into the stock of CVAS.

6.2 Result of Failure to Satisfy Condition Precedent

If any of the foregoing conditions precedent to the obligations of the Vendor have not been satisfied at the Time of Closing, and have not been waived by the Vendor at, or at any time prior to, the Time of Closing, the Vendor may:

(a) refuse to complete the transactions contemplated in this Agreement by giving written notice to the Purchaser or the Purchaser's Counsel and, in such event, all parties shall be released from their obligations under this Agreement; or

(b) complete the transactions provided for in this Agreement, it being expressly understood and agreed that the completion of such transactions shall not constitute a waiver of any of the Vendor's rights or remedies in connection with any misrepresentation or breach of warranty or covenant herein.

ARTICLE VII- SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Survival of the Vendor's Representations, Warranties and Covenants

The representations, warranties and covenants of the Vendor contained in this Agreement shall, unless otherwise expressly provided in this Agreement, survive the closing of the transactions provided for in this Agreement and, notwithstanding such closing and notwithstanding any investigations made by or on behalf of the Purchaser, shall continue in full force and effect:

(a) with respect to those representations and warranties relating to Taxes, for so long as the Corporation may be assessed or reassessed, or any action or proceeding may be brought against the Corporation in connection with Taxes.

(b) with respect to all representations and warranties with respect to the Vendor's title to the Purchased Shares, the Corporation's title to the Assets and the representations and warranties set out in Section 3.1(mm), forever; and

(c) with respect to all other representations and warranties and the covenants of the Vendor, for a period of twenty four (24) months from the Closing Date.

7.2 Survival of the Purchaser's Representations, Warranties and Covenants

The representations, warranties and covenants of the Purchaser contained in this Agreement shall survive the closing of the transactions provided for in this Agreement and, notwithstanding such closing and notwithstanding any investigations made by or on behalf of the Vendor, shall, unless otherwise expressly provided in this Agreement, continue in full force and effect for a period of twenty four (24) months from the Closing Date.

ARTICLE VIII - INDEMNIFICATION

8.1 Scope of Indemnification

(a) In the event that the transactions provided for in this Agreement are completed and it is subsequently determined that the Corporation or the Purchaser or their respective officers, directors, employees, successors or assigns (the "**Indemnified Parties**") has or is subject to any loss, damage, liability, deficiency, claim, cost, recovery, expense (including interest, penalties and reasonable legal fees), assessment or re-assessment (collectively the "**Claims**") arising (i) from the incorrectness or other breach of any representation, warranty or covenant made by the Vendor in this Agreement or in any agreement, instrument, certificate or other document delivered in connection with this Agreement; or (ii) in connection with, by or on behalf of any Specified Creditor and relating to obligations of the Corporation existing prior to the Closing Date, the Vendor shall unconditionally agree to indemnify and save harmless the Indemnified Parties for the amount of such Claims but only if the amount of such Claims, in the aggregate, exceed $2,500.

(b) In the event that an Indemnified Party shall become aware of any Claim, the Indemnified Party shall promptly give written notice thereof to the Vendors. Such notice shall specify whether the Claim is a Third Party Claim or a Direct Claim and shall also specify with reasonable particularity (to the extent that the information is available):

(i) the factual basis for the Claim; and

(ii) the amount of the Claim, if known.

(c) With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Vendor shall have fifteen (15) Business Days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Vendor the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Vendor may reasonably request.

(d) With respect to any Third Party Claim, the Vendor shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Vendor shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Vendor elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Vendor and the Indemnified Party and a representation of both the Vendor and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of

different defences). If the Vendor, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Vendor shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(e) The amount of any Claim submitted under this Article as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Vendor is made, and the amount of such interest shall be deemed to be part of such Claim.

8.2 No Affect of Knowledge

The right to indemnification or other remedy of the Indemnified Party based on the representations, warranties, covenants and obligations contained in this Agreement exists notwithstanding the Closing and notwithstanding any investigation or knowledge acquired prior to the Closing.

8.3 Tax Effect

Any loss suffered or incurred by an Indemnified Party in respect of a Claim shall be determined on the net after-tax loss actually incurred by such Indemnified Party or as reasonably estimated by it

8.4 Tax Matters

The Vendor hereby irrevocably and unconditionally agrees to indemnify and save harmless each of the Indemnified Parties from and against any and all claims, expenses, damages, liability or losses incurred in connection with any outstanding and unpaid Taxes up to and including the Closing Date.

8.5 Set Off and Similar Rights of the Purchaser

In the event that the Vendor fails to make any payment required to be made pursuant to this Agreement, including without limitation, payments required pursuant to the indemnification provisions of this Article, then the Purchaser, the Corporation or CVAS shall be entitled, in addition to any other remedies in this Agreement, or at law or in equity, to set off the amount of such payment against any other amount which may be or become due from the Purchaser, the Corporation or CVAS to the Vendor, however arising, notwithstanding that such indebtedness might have arisen from a different transaction.

8.6 Reimbursement

If any claim is made by any of the Indemnified Parties under this Article and such claim is shown to be wrongfully made, then the Indemnified Party to whom payment had been made under this Article shall reimburse the Vendor for the amount paid by the Vendor on account of such claim.

ARTICLE IX- GENERAL PROVISIONS

9.1 Public Announcement

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement and, except as required by any applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

9.2 Notices

All notices, requests, demands or other communications required or desired to be given or made by one party to another shall be given in writing by personal delivery or prepaid registered mail or by facsimile transmission or other means of instantaneous transmission in regular commercial usage at such time, verified by a transmission report, as follows:

(a)	to the Vendor:	1741 Hindhead Road Mississauga, Ontario L5J 1N4
	with a copy to:	Rotfleisch & Samulovitch Professional Corporation Barristers & Solicitors 121 Richmond Street West Suite 803 Toronto, Ontario Attention: David Rotfleisch/Brian Noble
(b)	to the Purchaser,: the Corporation and CVAS	2100 Forbes Street Units 8, 9 & 10 Whitby, Ontario

L1N 9T3
Facsimile: (905) 666-9765

Attention: Christopher Pay

with a copy to: Morrison Brown Sosnovitch LLP
One Toronto Street, Suite 910
Toronto, Ontario
M5C 2V6
Facsimile: (416) 368-6068

Attention: Laila Parvez

or at such other address as may be given by any of them to the others. Any notice or other communication so given or made shall be conclusively deemed to have been given and received when delivered personally, if delivered personally, or when transmitted, if given by facsimile transmission, provided that if it is delivered or transmitted on a day which is not a Business Day then the notice or communication shall be deemed to have been given and received on the next Business Day following such date, or on the fifth (5th) Business Day following the date of mailing, if mailed by prepaid registered mail, except in the event of disruption of mail services in which event any notice shall be delivered personally or by facsimile transmission.

9.3 Expenses

The expenses incurred by each of the parties in connection with the negotiation of this Agreement and the completion of the transactions provided for in this Agreement, including, except as otherwise provided in this Agreement, the fees of their respective accountants and solicitors in connection with such transactions, shall be borne by such party.

9.4 Time of the Essence

Time is of the essence of this Agreement and every part of this Agreement and no extension or variation of this Agreement shall operate as a waiver of this provision.

9.5 Governing Law

This Agreement and any of the agreements required to be executed pursuant to the provisions of this Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and of the Dominion of Canada applicable thereto and the parties submit to the jurisdiction of the courts of the Province of Ontario.

9.6 Severability

If any of the provisions contained in this Agreement are, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause the completion of the transactions contemplated in this Agreement to be unreasonable.

9.7 Further Assurances

The parties covenant and agree to execute such further and other documents and undertake such other actions as may be reasonably required to give effect to the terms and intent of the transactions contemplated in this Agreement.

9.8 Counterparts and Facsimile Signatures

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties. This Agreement may be delivered by transmission of the signature pages by facsimile in which event each such signature shall be deemed to be an original signature and shall constitute execution and delivery of the entire document. If any signatures are so transmitted by facsimile, the parties undertake to forthwith thereafter to deliver the entire document with original signatures to all parties.

9.9 Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns, provided that the rights of any party hereto may not be assigned without the prior written consent of all other parties hereto.

9.10 Time Periods

When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period shall be excluded.

9.11 Language of Agreement

It is the express wish of the parties that this document and any related documents be drawn up and executed in English. Les parties aux présentes ont expressément demandé que ce document et tous les documents s'y rattachant soient rédigés et signés en anglais.

[Signatures on following Page]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGNED, SEALED AND DELIVERED In the presence of	)	
_____________________________	)	_____________________________ **BARRY SIMONS**

CANCABLE XL INC.

Per: _____________________________
Sayan Navaratnam
Authorized Signing Officer

XL DIGITAL SERVICES INC.

Per: _____________________________
Name: Barry Simons
Authorized Signing Officer

CREATIVE VISTAS, INC.

Per: _____________________________
Sayan Navaratnam
Authorized Signing Officer

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

SIGNED, SEALED AND DELIVERED)
In the presence of)

BARRY SIMONS

CANCABLE XL INC.

Per: ____________________

Sayan Navaratnam
Authorized Signing Officer

XL DIGITAL SERVICES INC.

Per: ____________________

Name: Barry Simons
Authorized Signing Officer

CREATIVE VISTAS, INC.

Per: ____________________

Sayan Navaratnam
Authorized Signing Officer